May 14, 2001


Bradley Carver
President & CEO
SafeScience, Inc.
31 St. James Ave., 8th Floor
Boston, MA  02116

RE:      Amendment #1

Dear Brad:

As recently discussed with Brian Hughes and John Burns, Wayne State University ("WSU"), Barbara Ann Karmanos Cancer Institute ("KCI") (together, "Licensors") and SafeScience, Inc. ("Company") desire to effect the following amendment to the WSU-KCI-Company License Agreement effective January 26, 2001 (the "Agreement"):

1. Section 3.1 (c) of the Agreement shall be amended and shall read in full as follows: "Licensee shall pay Licensors an additional license fee which shall constitute five percent (5%) of cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement. Such additional fee shall be paid in quarterly installments within forty-five (45) days of the end of each calendar quarter, with each quarterly installment payment constituting five percent (5%) of cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the immediately preceding calendar quarter. Once Licensee has raised at least $3,000,000 in cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement, Licensee shall have twelve (12) months to raise an additional $29,700,000. In the event $29,700,000 are not raised within such twelve (12) month time period, Licensee shall make payment within forty five (45) days of the end of such 12 month period such that the total payments made under this paragraph are $1,635,000. If the Licensee raises less than $3,000,000 cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement the Licensee shall owe no more nor no less than 5% of the cash raised. If the Licensee raises at least $3,000,000 cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement, total payments under this paragraph shall not exceed $1,635,000."


2. Section 6.2 (f) of the Agreement shall be amended to delay the date on which Licensors can invoke their right to terminate the Agreement in the event Licensee is involuntarily delisted from the Nasdaq stock exchange. As amended,
Section 6.2 (f) shall read in full as follows: "Beginning September 1, 2001, Licensors may, at their option, terminate this Agreement and revoke the license granted in Sections 2.1 and 2.2. in the event Licensee is involuntarily delisted from the Nasdaq stock exchange for reasons of failure to comply with the listing requirements under NASD Market Place Rule 4310(c)(2), (4) or (7), provided, however, that Licensors shall have no right to terminate this Agreement, except as provided in Sections
6.2 (a-c), once Licensee has entered into an agreement to sell Licensed Products with a pharmaceutical or biotechnology company having a net worth of at least $100 million or market capitalization of at least $200 million; furthermore, Licensors shall have no right to terminate this Agreement, except as provided in Sections 6.2 (a-c), during any time period when (i) Licensee has at least a total of $10 million in cash and cash equivalents on its balance sheet as certified by Licensee's chief financial officer and Licensee's financial obligations do not exceed such amount, or (ii) Licensee's closing stock price on the Nasdaq SmallCap Market, Nasdaq National Market, New York Stock Exchange or American Stock Exchange is at least $5.00 per share."



3. The second sentence of Section 2.6 of the Agreement shall be amended to read in full as follows: Determination of diligence shall be made with reference to objective criteria, including, without limitation, Licensee's obligation to (i) raise at least three million dollars ($3,000,000.00) in cash through the issuance of securities, including but not limited to debt or equity, between the Effective Date and October 1, 2001; and (ii) introduce Licensed Products to the market within six (6) months following receipt of necessary marketing approvals from the Food and Drug Administration ("FDA") and other appropriate regulatory agencies.



4. Except as expressly amended by this Amendment #1, all other terms and provisions of the Agreement shall remain in full force and effect (including
Section 9.6 (Counterparts). Capitalized terms used in this Amendment #1 and not defined herein are used with the meaning ascribed to them in the Agreement. This Amendment #1 shall take effect as of January 26, 2001.

If the terms of this Amendment No. 1 are agreeable to Company, please have two copies of Amendment No. 1 executed on behalf of Company and forward them to my attention for signature on behalf of WSU.

                                            Very truly yours,

                                            /s/ Fred Reinhart

                                            Fred Reinhart

AGREED AND ACCEPTED:


SAFESCIENCE, INC.                            WAYNE STATE UNIVERSITY

By:     /s/ Bradley J. Carver                By:    /s/ Fred Reinhart
      -----------------------                      -----------------------------
Name:   Bradley J. Carver                    Name:  Fred Reinhart
      -----------------------                      -----------------------------
Title:  CEO and President                    Title: Director Technology Transfer
      -----------------------                      -----------------------------
                                                    Office
                                                   -------



BARBARA ANN KARMANOS CANCER INSTITUTE

By:      /s/ William G. Bennet
     ---------------------------
Name:    William G. Bennet
     ---------------------------
Title:   Chief Financial Officer
     ---------------------------